                                                                     EXHIBIT 4.4

NEITHER THIS AMENDED AND RESTATED WARRANT NOR THE SECURITIES UNDERLYING THIS AMENDED AND RESTATED WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

                            STRUCTURAL GENOMIX, INC.

                           VOID AFTER AUGUST 28, 2009

                          AMENDED AND RESTATED WARRANT
                      TO PURCHASE SHARES OF PREFERRED STOCK

                                                       Dated: September 30, 2004

THIS CERTIFIES THAT, for value received, Oxford Finance Corporation ("Holder"), is entitled to subscribe for and purchase that number of the fully paid and nonassessable shares of Series Preferred (as defined below and as adjusted pursuant to Section 7 hereof, the "Shares") of Structural GenomiX, Inc., a Delaware corporation (the "Company"), as is determined pursuant to the next paragraph hereof at the price per share as is determined pursuant to the next paragraph hereof (such price and such other price as shall result, from time to time, from the adjustments specified in Section 7 hereof is herein referred to as the Warrant Price), subject to the provisions and upon the terms and conditions hereinafter set forth. As used herein, the term "Series Preferred" shall mean: (a) the Company's presently authorized Series C-1 Preferred Stock, or (b) in the event that immediately following a Financing (as defined below) the initial Warrant Price is less than $8.45 (as equitably adjusted for any stock split, recapitalization or the like affecting the Company's presently authorized Series C-1 Preferred Stock), the same series of convertible preferred stock as sold by the Company in its next Financing, and, in either case, any stock into or for which such stock may hereafter be converted or exchanged, and
(c) after the automatic conversion of the Series Preferred issuable hereunder to the Company's Common Stock (the "Common Stock"), the Common Stock.

1. Warrant Price and Number of Shares. The Warrant Price shall be the lower of: (a) $8.45 (as equitably adjusted for any stock split, recapitalization or the like affecting the Company's presently authorized Series C-1 Preferred Stock) per share; and (b) the lowest effective price per share (on a common stock equivalent basis and taking into account any securities issued together with the preferred stock) at which shares of the Company's convertible preferred stock are sold in a Financing; provided that if a Financing has not closed prior to the exercise or expiration of this warrant (the "Amended and Restated Warrant"), then the Warrant Price shall be determined pursuant to clause (a) above. A "Financing" shall mean the sale of the convertible preferred stock (anticipated to be Series E-1

                                       1.

      Preferred Stock) of the Company to purchasers which include venture capital investors. The number of shares for which this Amended and Restated Warrant is exercisable shall be the nearest whole number equal to the sum of .02 multiplied by the amount actually loaned by the Holder to the Company pursuant to that certain Master Loan and Security Agreement dated as of August 28, 2002 by and between the Holder and the Company, divided by the Warrant Price determined pursuant to this paragraph.

2. Conditions to Exercise. The purchase right represented by this Amended and Restated Warrant may be exercised at any time, or from time to time, in whole or in part during the term commencing on August 28, 2002 (the "Original Warrant Grant Date") and ending on the earlier of:

      (a) 5:00 P.M. Eastern Standard time on the seventh annual anniversary of the Original Warrant Grant Date; or

      (b) the closing of the initial public offering of Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended (the "Initial Public Offering"). The Company shall provide notice of the Initial Public Offering to the Holder at least 20 days prior to the closing thereof; or

      (c) the effective date of the merger of the Company with or into, the consolidation of the Company with, or the sale by the Company of all or substantially all of its assets or all or substantially all of its shares to another corporation or other entity (other than such a transaction wherein the stockholders of the Company retain or obtain a majority of the voting capital stock of the surviving, resulting, or purchasing corporation); provided that the Company shall notify the registered Holder of this Amended and Restated Warrant of the proposed effective date of the merger, consolidation, or sale at least 20 days prior to the effectiveness thereof.

      In the event that, although the Company shall have given notice of a transaction pursuant to subparagraph (b) or subparagraph (c) hereof, the transaction does not close within 90 days of the day specified by the Company, unless otherwise elected by the Holder any exercise of the Amended and Restated Warrant subsequent to the giving of such notice shall be rescinded and the Amended and Restated Warrant shall again be exercisable until terminated in accordance with this Section 2.

3. Method of Exercise; Payment; Issuance of Shares; Issuance of New Amended and Restated Warrant.

      (a) Cash Exercise. Subject to Section 2 hereof, the purchase right represented by this Amended and Restated Warrant may be exercised by the Holder hereof, in whole or in part, by the surrender of this Amended and Restated Warrant (with a duly executed Notice of Exercise in the form attached

                                       2.

            hereto) at the principal office of the Company as set forth in
            Section 18 below (or at such other address as the Company may designate by notice in writing to the Holder) and by payment to the Company, by check, of an amount equal to the then applicable Warrant Price per share multiplied by the number of shares then being purchased. In the event of any exercise of the rights represented by this Amended and Restated Warrant, certificates for the shares of stock so purchased shall be in the name of, and delivered to, the Holder, or as such Holder may direct (subject to the terms of transfer contained herein and upon payment by such Holder hereof of any applicable transfer taxes). Such delivery shall be made within 20 days after exercise of the Amended and Restated Warrant and at the Company's expense and, unless this Amended and Restated Warrant has been fully exercised or expired, a new Amended and Restated Warrant having terms and conditions substantially identical to this Amended and Restated Warrant and representing the portion of the Shares, if any, with respect to which this Amended and Restated Warrant shall not have been exercised, shall also be issued to the Holder within 20 days after exercise of the Amended and Restated Warrant.

      (b) Net Issue Exercise. If the Fair Market Value (defined below) of one share of Series Preferred is greater than the Warrant Price (at the date of such calculation), in lieu of exercising this Amended and Restated Warrant pursuant to Section 3(a), Holder may elect to receive shares equal to the value of this Amended and Restated Warrant (or of any portion thereof remaining unexercised) by surrender of this Amended and Restated Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to Holder the number of shares of Series Preferred computed using the following formula:

            X = Y (A-B)
            ----------
                  A

            Where X = the number of shares of Series Preferred to be issued to Holder.

            Y = the number of shares of Series Preferred purchasable under this Amended and Restated Warrant or, if only a portion of the Amended and Restated Warrant is being exercised, the portion of the Amended and Restated Warrant being canceled (at the date of such calculation).

            A = the Fair Market Value of one share of the Company's Series Preferred (at the date of such calculation).

            B = Warrant Price (as adjusted to the date of such calculation).

                                       3.

      (c) Fair Market Value. For purposes of this Section 3, the Fair Market Value of one share of the Company's Series Preferred shall mean:

            (i) the event of an exercise in connection with an Initial Public Offering, the per share Fair Market Value for the Series Preferred shall be the offering price at which the underwriters initially sell Common Stock to the public multiplied by the number of shares of Common Stock into which each share of Series Preferred is then convertible; or

            (ii) In the event of an exercise in connection with a merger, acquisition or other consolidation in which the Company is not the surviving entity, as described in Section 2(c), the per share Fair Market Value for the Series Preferred shall be the value to be received per share of Series Preferred by all holders of the Series Preferred in such transaction as determined by the Company's Board of Directors; or

            (iii) In any other instance, the per share Fair Market Value for the
                  Series Preferred shall be as determined in good faith by the Company's Board of Directors unless Holder elects to have such fair market value determined by an independent appraiser, which election must be made by Holder within ten (10) business days of the date the Company notifies Holder of the fair market value as determined by the Company's Board of Directors. In the event of such an appraisal, the cost thereof shall be borne by the Holder unless such appraisal results in a fair market value in excess of 115% of that determined by the Company's Board of Directors, in which event the Company shall bear the cost of such appraisal.

      (d) Automatic Exercise. To the extent this Amended and Restated Warrant is not previously exercised, and if the Fair Market Value of one share of Series Preferred is greater than the Warrant Price then in effect, it shall be automatically exercised in accordance with Sections 3(b) and 3(c) hereof (even if not surrendered) immediately before: (i) its expiration, (ii) the closing of the Initial Public Offering, or (iii) the consummation of any consolidation or merger of the Company, or any sale or transfer of a majority of the Company's assets or shares pursuant to Section 2(c).

4. Representations and Warranties of Holder and Restrictions on Transfer Imposed by the Securities Act of 1933.

      (a) Representations and Warranties by Holder. The Holder represents and warrants to the Company with respect to the Securities (defined below) as follows:

                                       4.

            (i) The Holder has substantial experience in evaluating and investing in private placement transactions of securities of companies similar to the Company so that the Holder is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its interests. The Holder is an "accredited investor" as that term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended (the "Act").

            (ii) The Holder is acquiring the Amended and Restated Warrant, the shares of Series Preferred issuable upon exercise of the Amended and Restated Warrant and the shares of Common Stock issuable upon conversion thereof (collectively the "Securities") solely for its own account and not with a view to, or for resale in connection with, any distribution of the Securities or any part thereof. The Holder also represents that the entire legal and beneficial interests of the Securities the Holder is acquiring is being acquired for, and will be held for, its account only. The Holder understands that the Securities have not been registered under the Act by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. In this connection, the Holder understands that, in the view of the Securities and Exchange Commission (the "SEC"), the statutory basis for such exemption may be unavailable if this representation was predicated solely upon a present intention to hold the Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities or for a period of one year or any other fixed period in the future.

            (iii) The Holder acknowledges that the Securities must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available. The Holder recognizes that the Company has no obligation to register the Securities or any part thereof, or to comply with any exemption from such registration. The Holder is aware of the provisions of Rule 144 promulgated under the Act ("Rule 144") which permits limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions, including, in case the securities have been held for more than one but less than two years, the existence of a public market for the shares, the availability of certain public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being through a "broker's transaction" or in a transaction directly with a "market maker" (as provided by Rule 144(f)) and the number of shares or other securities being sold during any three-month period not

                                       5.

                  exceeding specified limitations. Holder is aware that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company presently has no plans to satisfy these conditions in the foreseeable future.

            (iv) The Holder further understands that at the time the Holder wishes to sell the Securities there may be no public market upon which such a sale may be effected, and that even if such a public market exists, the Company may not be satisfying the current public information requirements of Rule 144, and that in such event, the Holder may be precluded from selling the Securities under Rule 144 unless (a) a one-year minimum holding period has been satisfied and (b) the Holder was not at the time of the sale nor at any time during the three-month period prior to such sale an affiliate of the Company.

            (v) The Holder has had an opportunity to discuss the Company's business, management and financial affairs with its management and an opportunity to review the Company's facilities. The Holder understands that such discussions, as well as the written information issued by the Company, were intended to describe the aspects of the Company's business and prospects which it believes to be material but were not necessarily a thorough or exhaustive description.

            (vi) The Holder further agrees not to make any disposition of all or any part of the Securities in any event unless and until:

                  (a) The Company shall have received a letter secured by the Holder from the Securities and Exchange Commission stating that no action will be recommended to the Commission with respect to the proposed disposition;

                  (b) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or

                  (c) The Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if requested by the Company, the Holder shall have furnished the Company with an opinion of counsel, satisfactory to the Company, for the Holder to the effect that such disposition will not require registration of such Securities under the Act or any applicable state securities laws.

                                       6.

      (b) Legends. Each certificate representing the Securities shall be endorsed with the following legend:

            THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED UNLESS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT, A "NO ACTION" LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH TRANSFER, A TRANSFER MEETING THE REQUIREMENTS OF RULE 144 OF THE SECURITIES AND EXCHANGE COMMISSION, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY SUCH TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

            The Company need not enter into its stock register a transfer of Securities unless the conditions specified in the foregoing legend are satisfied. The Company may also instruct its transfer agent not to register the transfer of any of the Shares unless the conditions specified in the foregoing legend are satisfied.

      (c) Removal of Legend and Transfer Restrictions. The legend relating to the Act endorsed on a certificate pursuant to paragraph 4(b) of this Amended and Restated Warrant and the stop transfer instructions with respect to the Securities represented by such certificate shall be removed and the Company shall issue a certificate without such legend to the Holder of the Securities if (i) the Securities are registered under the Act and a prospectus meeting the requirements of Section 10 of the Act is available or (ii) the Holder provides to the Company an opinion of counsel for the Holder satisfactory to the Company, or a no-action letter or interpretive opinion of the staff of the SEC reasonably satisfactory to the Company, to the effect that public sale, transfer or assignment of the Securities may be made without registration and without compliance with any restriction such as Rule 144.

5. Condition of Transfer or Exercise of Amended and Restated Warrant. It shall be a condition to any transfer or exercise of this Amended and Restated Warrant that at the time of such transfer or exercise, the Holder or transferee, as applicable, shall provide the Company with a representation in writing that the Holder or transferee, as applicable, is acquiring this Amended and Restated Warrant and the shares of Series Preferred to be issued upon exercise, for investment purposes only and not with a view to any sale or distribution, or will provide the Company with a statement of pertinent facts covering any proposed distribution. As a further condition to any transfer of this Amended and Restated Warrant or any or all of the shares of Series Preferred issuable upon exercise of this Amended and Restated Warrant, other than a transfer registered under the Act, the Company must have received a legal opinion, in form and substance satisfactory to the

                                       7.

      Company and its counsel, reciting the pertinent circumstances surrounding the proposed transfer and stating that such transfer is exempt from the registration and prospectus delivery requirements of the Act. Each certificate evidencing the shares issued upon exercise of the Amended and Restated Warrant or upon any transfer of the shares (other than a transfer registered under the Act or any subsequent transfer of shares so registered) shall, at the Company's option, contain a legend in form and substance satisfactory to the Company and its counsel, restricting the transfer of the shares to sales or other dispositions exempt from the requirements of the Act.

      As further condition to each transfer, the Holder shall surrender this Amended and Restated Warrant to the Company and the transferee shall receive and accept an Amended and Restated Warrant, of like tenor and date, executed by the Company.

6. Stock Fully Paid; Reservation of Shares. All Shares which may be issued upon the exercise of the rights represented by this Amended and Restated Warrant will, upon issuance, be fully paid and nonassessable, and free from all taxes, liens, and charges with respect to the issue thereof. During the period within which the rights represented by this Amended and Restated Warrant may be exercised, the Company will at all times have authorized, and reserved for issuance upon exercise of the purchase rights evidenced by this Amended and Restated Warrant, a sufficient number of shares of its Series Preferred to provide for the exercise of the rights represented by this Amended and Restated Warrant.

7. Adjustment for Certain Events. In the event of changes in the outstanding Common Stock by reason of stock dividends, split-ups, recapitalizations, reclassifications, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like, the number and class of shares available under the Amended and Restated Warrant in the aggregate and the Warrant Price shall be correspondingly adjusted, as appropriate, by the Board of Directors of the Company. The adjustment shall be such as will give the Holder of this Amended and Restated Warrant upon exercise for the same aggregate Warrant Price the total number, class and kind of shares as it would have owned had the Amended and Restated Warrant been exercised prior to the event and had it continued to hold such shares until after the event requiring adjustment.

8. Notice of Adjustments. Whenever any Warrant Price shall be adjusted pursuant to Section 7 hereof, the Company shall prepare a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and number of shares issuable upon exercise of the Amended and Restated Warrant after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by certified or registered mail, return receipt required, postage prepaid) within thirty (30) days of such adjustment to the Holder of this Amended and Restated Warrant as set forth in Section 18 hereof.

                                       8.

9. "Market Stand-Off" Agreement. Holder hereby agrees that for a period of up to 180 days following the effective date of the first registration statement of the Company covering common stock (or other securities) to be sold on its behalf of the Company in an underwritten public offering, it will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale (other than to designees or transferees who agree to be similarly bound), any of the Shares (or other securities of the Company) at any time during such period except Common Stock included in such registration; provided, however, that all officers and directors of the Company who hold securities of the Company or options to acquire securities of the Company and all other persons with registration rights enter into similar agreements. Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the managing underwriter(s) which are consistent with the foregoing or which are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to such Common Stock (or other securities) until the end of such period. The underwriters of the Company's stock are intended third party beneficiaries of this Section 9 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

10. Transferability of Amended and Restated Warrant. This Amended and Restated Warrant is transferable on the books of the Company at its principal office by the registered Holder hereof upon surrender of this Amended and Restated Warrant properly endorsed, subject to compliance with Section 5 and applicable federal and state securities laws. The Company shall issue and deliver to the transferee a new Amended and Restated Warrant representing the Amended and Restated Warrant so transferred. Upon any partial transfer, the Company will issue and deliver to Holder a new Amended and Restated Warrant with respect to the Amended and Restated Warrant not so transferred. Holder shall not have any right to transfer any portion of this Amended and Restated Warrant to any direct competitor of the Company. The transferee shall sign an investment letter satisfactory to the Company.

11. No Fractional Shares. No fractional share of Series Preferred will be issued in connection with any exercise hereunder, but in lieu of such fractional share the Company shall make a cash payment therefor upon the basis of the Warrant Price then in effect.

12. Charges, Taxes and Expenses. Issuance of certificates for shares of Series Preferred upon the exercise of this Amended and Restated Warrant shall be made without charge to the Holder for any United States or state of the United States documentary stamp tax or other incidental expense with respect to the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder.

                                       9.

13. No Stockholder Rights Until Exercise. This Amended and Restated Warrant does not entitle the Holder hereof to any voting rights or other rights as a stockholder of the Company prior to the exercise hereof.

14. Registry of Amended and Restated Warrant. The Company shall maintain a registry showing the name and address of the registered Holder of this Amended and Restated Warrant. This Amended and Restated Warrant may be surrendered for exchange or exercise, in accordance with its terms, at such office or agency of the Company, and the Company and Holder shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

15. Loss, Theft, Destruction or Mutilation of Amended and Restated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Amended and Restated Warrant, and, in the case of loss, theft, or destruction, of indemnity reasonably satisfactory to it, and, if mutilated, upon surrender and cancellation of this Amended and Restated Warrant, the Company will execute and deliver a new Amended and Restated Warrant, having terms and conditions substantially identical to this Amended and Restated Warrant, in lieu hereof.

16.   Miscellaneous.

      (a) Amended and Restated Warrant Issue Date. The provisions of this Amended and Restated Warrant shall be construed and shall be given effect in all respect as if it had been issued and delivered by the Company on the date hereof.

      (b) Successors. This Amended and Restated Warrant shall be binding upon any successors or assigns of the Company.

      (c) Governing Law. This Amended and Restated Warrant shall be governed by and construed in accordance with the laws of the State of California.

      (d) Headings. The headings used in this Amended and Restated Warrant are used for convenience only and are not to be considered in construing or interpreting this Amended and Restated Warrant.

      (e) Saturdays, Sundays, Holidays. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday in the State of California, then such action may be taken or such right may be exercised on the next succeeding day not a legal holiday.

      (f) Acceptance. Receipt of this Amended and Restated Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

                                      10.

17. No Impairment. The Company will not, by amendment of its Certificate of Incorporation or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Amended and Restated Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder hereof against impairment.

18. Addresses. Any notice required or permitted hereunder shall be in writing and shall be mailed by overnight courier, registered or certified mail, return receipt required, and postage pre-paid, or otherwise delivered by hand or by messenger, addressed as set forth below, or at such other address as the Company or the Holder hereof shall have furnished to the other party.

      If to the Company:         Structural GenomiX, Inc.
                                 10505 Roselle Street
                                 San Diego, CA 92121
                                 Attention: Chief Financial Officer

      If to the Holder:          Oxford Finance Corporation
                                 133 N. Fairfax Street
                                 Alexandria, VA 22314
                                 Attention: Chief Financial Officer

19. Amendment and Restatement of Prior Warrant. This Amended and Restated Warrant to Purchase Series C-1 Preferred Stock supersedes and restates in its entirety the Warrant to Purchase Shares of Preferred Stock dated August 28, 2002 (the "Prior Warrant"). Upon execution of this Amended and Restated Warrant, all provisions of, rights granted and covenants made in the Prior Warrant are hereby waived, released and terminated in their entirety and shall have no further force and effect.

                            [signature page follows]

                                      11.

IN WITNESS WHEREOF, Structural GenomiX, Inc. has caused this Amended and Restated Warrant to be executed by its officers thereunto duly authorized.

Dated as of September 30, 2004.

STRUCTURAL GENOMIX, INC.

By: /s/ Herbert G. Mutter
    ----------------------
Name:  Herbert G. Mutter
Title:  Vice President, Finance

                                      12.

                                                                     EXHIBIT 4.4

NOTICE OF EXERCISE

TO:   Structural GenomiX, Inc.
      10505 Roselle Street
      San Diego, CA 92121

1. The undersigned Warrantholder ("Holder") elects to acquire shares of the Series Preferred of STRUCTURAL GENOMIX, INC., (the "Company"), pursuant to the terms of the Amended and Restated Warrant to Purchase Shares of Preferred Stock dated September ___, 2004 (the "Amended and Restated Warrant").

2. The Holder exercises its rights under the Amended and Restated Warrant as set forth below:

      (  )        The Holder elects to purchase ___________ shares of Series
                  Preferred as provided in Sections 3(a) and (c) and tenders herewith a check in the amount of $_____________ as payment of the purchase price.

      (  )        The Holder elects to convert the purchase rights into shares of Series Preferred as provided in Sections 3(b) and (c) of the Amended and Restated Warrant.

3. The Holder surrenders the Amended and Restated Warrant with this Notice of Exercise.

4. The Holder represents that it is acquiring the aforesaid shares of Series Preferred for investment and not with a view to, or for resale in connection with, distribution and that the Holder has no present intention of distributing or reselling the shares.

5. Please issue a certificate representing the shares of the Series Preferred in the name of the Holder or in such other name as is specified below:

      Name:         Structural Genomix, Inc.
      Address:      10505 Roselle Street
                    San Diego, CA 92121

      Taxpayer I.D.:

      By:      Oxford Finance Corporation

      Name:  ________________________

      Title: ________________________

      Date:  ________________________